Exhibit 4.1

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”), dated as of July 1, 2026, is by and between Ares Acquisition Corporation III, a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent,” and also referred to in this Agreement as the “Transfer Agent”).

WHEREAS, the Company is engaged in an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one Class A ordinary share of the Company, par value $0.0001 per share (“Ordinary Shares”) and one-tenth of a redeemable Public Warrant (the “Units”) and, in connection with such Offering, has determined to issue and deliver 3,950,000 warrants (or up to 3,967,500 warrants depending on the extent to which the over-allotment option in connection with the Offering (the “Over-allotment Option”) is exercised) to public investors in the Offering (the “Public Warrants”);

WHEREAS, the Company entered into the Private Placement Warrants Purchase Agreement with Ares Acquisition Holdings III LP, a Cayman Islands exempted limited partnership, acting through its general partner, Ares Acquisition Holdings III (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 7,466,667 private placement warrants (or up to 7,490,000 private placement warrants depending on the extent to which the Over-allotment Option is exercised) simultaneously with the closing of the Offering (and the closing of the Over-allotment Option, if applicable), each bearing the legend set forth in Exhibit A to this Agreement (the “Private Placement Warrants”);

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or the Company’s officers and directors may, but are not obligated to, loan to the Company funds as the Company may require, of which up to $2,000,000 of such loans may be convertible into up to an additional 1,333,333 warrants at a price of $1.50 per warrant, which will be identical to the Private Placement Warrants (the “Working Capital Warrants”);

WHEREAS, following the completion of the Offering, the Company may issue additional warrants (the “Post-IPO Warrants,” and together with the Public Warrants, Private Placement Warrants and Working Capital Warrants, the “Warrants”) in connection with, or following the completion by the Company of, a Business Combination;

WHEREAS, each Warrant entitles the holder of such Warrant to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as described in this Agreement;

WHEREAS, the Company has filed with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-296746 (as amended, the “Base Registration Statement”), a registration statement on Form S-1 (Registration No. 333-297141) filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”) (the “462(b) Registration Statement” and, together with the Base Registration Statement, the “Registration Statement”), and a prospectus (the “Prospectus”) for the registration, under the Securities Act, of the Units, the Public Warrants and the Ordinary Shares included in the Units;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided in this Agreement, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, the parties to this Agreement agree as follows:

1.             Appointment of Warrant Agent. The Company appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.             Warrants.

2.1            Form of Warrant. Each Warrant shall initially be issued in registered form only,. All of the Public Warrants shall initially be represented by one or more book-entry certificates (each, a “Book-Entry Warrant Certificate”). If a physical certificate for a Warrant is issued, such certificate shall be in substantially the form of Exhibit B to this Agreement, the provisions of which are incorporated in this Agreement and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. If the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such officer at the date of issuance.

2.2            Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant certificate shall be invalid and of no effect and may not be exercised by the holder of such certificate.

2.3            Registration.

2.3.1            Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders of such Warrants in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. All of the Public Warrants shall initially be represented by one or more Book-Entry Warrant Certificates deposited with The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., as nominee of the Depositary. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depositary or its nominee for each Book-Entry Warrant Certificate, or (ii) institutions that have accounts with the Depositary (each such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. If the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificate”). Such Definitive Warrant Certificate shall be in the form annexed to this Agreement as Exhibit B, with appropriate insertions, modifications and omissions, as provided above.

2.3.2            Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented by such Warrant Register (notwithstanding any notation of ownership or other writing on a Definitive Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise of such Warrant, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4            Detachability of Warrants. The Ordinary Shares and Public Warrants comprising the Units shall begin separate trading on the 52nd day following the date of the Prospectus or, if such 52nd day is not a Business Day, then on the immediately succeeding Business Day following such date (the “Detachment Date”). The Detachment Date may occur earlier with the consent of J.P. Morgan Securities LLC and Jefferies LLC. Notwithstanding the foregoing, in no event shall the Ordinary Shares and the Public Warrants comprising the Units be separately traded until (A) the Company has filed a current report on Form 8-K with the Commission containing an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Offering, including the proceeds received by the Company from the exercise by the underwriters of their right to purchase additional Units in the Offering (the “Over-allotment Option”), if the Over-allotment Option is exercised prior to the filing of the Form 8-K, and (B) the Company issues a press release and files with the Commission a current report on Form 8-K announcing when such separate trading shall begin. “Business Day” as used in this Agreement means a day other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business.

2.5            No Fractional Warrants Other Than as Part of Units. The Company shall not issue fractional Warrants other than as part of the Units, each of which is comprised of one Ordinary Share and one-tenth of one Public Warrant. If, on or after the Detachment Date, a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number of Warrants to be issued to such holder.

2.6            Private Placement Warrants and Working Capital Warrants. The Private Placement Warrants and the Working Capital Warrants shall be identical to the Public Warrants, except that the Private Placement Warrants and the Working Capital Warrants: (i) may be exercised for cash or on a “cashless basis,” pursuant to subsection 3.3.1(c) of this Agreement, (ii) may not be transferred, assigned or sold until 30 days after the completion by the Company of an initial Business Combination and (iii) shall not be redeemable by the Company pursuant to Section 6.1 of this Agreement. Notwithstanding the foregoing, in the case of clause (ii) of the prior sentence, the Private Placement Warrants and the Working Capital Warrants may be transferred by the holders of such Private Placement Warrants or Working Capital Warrants, as applicable:

(a)            to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members or partners of the Sponsor or their affiliates and funds and accounts advised by such members or partners, any affiliates of the Sponsor or any employees of such affiliates;

(b)            in the case of an individual, by gift to a member of such individual’s immediate family, any estate planning vehicle or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization;

(c)            in the case of an individual, by virtue of the laws of descent and distribution upon death of such person;

(d)            in the case of an individual, pursuant to a qualified domestic relations order;

(e)            by private sales or transfers made in connection with the completion of an initial Business Combination at prices no greater than the price at which the Ordinary Shares or Warrants were originally purchased;

(f)            by virtue of the laws of the Cayman Islands and the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor;

(g)            pro rata distributions from the Sponsor to its members, partners, or shareholders pursuant to the Sponsor’s operating agreement;

(h)            to the Company for no value for cancellation in connection with the completion of our initial Business Combination;

(i)            in the event of the Company’s liquidation prior to the completion of a Business Combination;

(j)            to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (a) through (i) above; and

(k)            in the event that, subsequent to the completion of an initial Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their Ordinary Shares for cash, securities or other property. Notwithstanding the forgoing, in the case of clauses (a) through (j), these transferees (the “Permitted Transferees”) enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement and the other restrictions contained in the letter agreement, dated as of the date of this Agreement, by and among the Company, the Sponsor and the Company’s officers and directors. In addition, the Ordinary Shares issued upon exercise of the Private Placement Warrants and Working Capital Warrants may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination, except to Permitted Transferees who enter into a written agreement with the Company agreeing to be bound by the transfer restriction in this Agreement.

2.7            Working Capital Warrants. The Working Capital Warrants and shall be identical to the Private Placement Warrants.

2.8            Post-IPO Warrants. The Post-IPO Warrants may only be issued in connection with, or following the completion by the Company of, a Business Combination. Each Post-IPO Warrant, when and if issued, shall have the same terms and be in the same form as the Public Warrants except as may be agreed upon by the Company.

3.             Terms and Exercise of Warrants.

3.1            Warrant Price. Each whole Warrant shall entitle the Registered Holder of such Warrant, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Ordinary Shares stated in such Warrant, at the price of $11.50 per share, subject to the adjustments provided in Section 4 of this Agreement and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share at which the Ordinary Shares may be purchased at the time a Warrant is exercised. Upon at least three days’ prior written notice to Registered Holders of the Warrants, the Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date for a period of not less than 20 Business Days unless a longer period is required by stock exchange rules or applicable law. Any such reduction shall be identical among all of the Warrants.

3.2            Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing 30 days after the first date on which the Company completes a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”), and terminating at the earliest to occur of: (x) 5:00 p.m., New York City time, on the date that is five years after the date on which the Company completes its initial Business Combination, (y) the liquidation of the Company, and (z) other than with respect to the Private Placement Warrants and the Working Capital Warrants, 5:00 p.m., New York City time, on the Redemption Date as provided in Section 6.3 of this Warrant Agreement (the “Expiration Date”). Notwithstanding the foregoing, the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (other than with respect to a Private Placement Warrant or a Working Capital Warrant) in the event of a redemption (as set forth in Section 6), each outstanding Warrant (other than a Private Placement Warrant or a Working Capital Warrant) not exercised on or before the Expiration Date shall become void, and all rights under such Warrant and all rights in respect of such Warrant under this Agreement shall cease at 5:00 p.m., New York City time, on the Expiration Date. Upon at least 20 days’ prior written notice to Registered Holders of the Warrants, Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date. Any extension of the Expiration Date shall be identical in duration among all the Warrants.

3.3            Exercise of Warrants.

3.3.1           Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder of such Warrant by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) Ordinary Shares pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) payment in full of the Warrant Price for each Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares and the issuance of such Ordinary Shares, as follows:

(a)               in lawful money of the United States, in good certified check or good bank draft payable to the Warrant Agent or by wire transfer of immediately available funds;

(b)               in the event of a redemption pursuant to Section 6.1 in which the Board has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value,” as defined in this subsection 3.3.1(b) by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b) and Section 6.1, the “Fair Market Value” shall mean the average last reported sale price of the Ordinary Shares for the 10 trading day period ending on the third trading day immediately prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 6.2 of this Agreement;

(c)               with respect to any Private Placement Warrant or Working Capital Warrant, or Post-IPO Warrant to the extent applicable, by surrendering the Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the “Exercise Fair Market Value,” as defined in this subsection 3.3.1(c) by (y) the Exercise Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Exercise Fair Market Value” shall mean the average last reported sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or

(d)                on a cashless basis as provided in Section 7.4.

3.3.2            Issuance of Ordinary Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of Ordinary Shares as to which such Warrant shall not have been exercised. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depositary, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating to such registration statement is current, subject to the Company’s satisfying its obligations under Section 7.4. No Warrant shall be exercisable and the Company shall not be obligated to issue Ordinary Shares upon exercise of a Warrant unless the Ordinary Shares issuable upon such Warrant exercise have been registered on a post-effective amendment to the registration statement for the Offering or a new registration statement on Form S-1, Form S-3, Form F-1 or Form F-3, as applicable, following a Business Combination, and have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. If the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrant shall have paid the full purchase price for the Unit solely for the Ordinary Share underlying such Unit. In no event will the Company be required to net cash settle the Warrant exercise. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis,” the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an Ordinary Share, the Company shall round down to the nearest whole number, the number of Ordinary Shares to be issued to such holder.

3.3.3            Valid Issuance. All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement and the Company’s amended and restated memorandum and articles of association, and upon registration in the register of members of the Company shall be validly issued, fully paid and non-assessable.

3.3.4            Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for Ordinary Shares is issued and who is registered in the register of members of the Company shall for all purposes be deemed to have become the holder of record of such Ordinary Shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such Ordinary Shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5            Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in this Agreement. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Ordinary Shares, the holder may rely on the number of outstanding Ordinary Shares as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within 2 Business Days, confirm orally and in writing to such holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Ordinary Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice. Any such increase shall be effective beginning on the 61st day after such notice is delivered to the Company.

4.             Adjustments.

4.1            Share Capitalizations.

4.1.1            Split-Ups. If after the date of this Agreement, and subject to the provisions of Section 4.6 below, the number of outstanding Ordinary Shares is increased by a share capitalization payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of the Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “Historical Fair Market Value” shall be deemed a share capitalization of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No Ordinary Shares shall be issued at less than their par value.

4.1.2            Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other shares of the Company’s share capital into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) Ordinary Cash Dividends, (c) to satisfy the redemption rights of the holders of Ordinary Shares in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of Ordinary Shares in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (as amended from time to time, the “Charter”) (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Ordinary Shares included in the Units sold in the Offering (the “Public Shares”) if the Company does not complete the Business Combination within the period set forth in the Charter or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity or (e) in connection with the redemption of Public Shares upon the failure of the Company to complete its initial Business Combination and any subsequent distribution of its assets upon its liquidation (any such non-excluded event an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Ordinary Shares issuable on exercise of each Warrant) does not exceed $0.50 per share but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share.

4.2            Aggregation of Shares. If after the date of this Agreement, and subject to the provisions of Section 4.6, the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares.

4.3            Adjustments in Warrant Price.

4.3.1            Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

4.3.2            If (x) the Company issues additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the initial shareholders (as defined in the Prospectus) or their affiliates, without taking into account any Class B Ordinary Shares held by such shareholders or their affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest on such proceeds, available for funding the initial Business Combination on the date of the completion of the Company’s initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes the Business Combination (such price, the “Market Value”) is below $9.20 per share, the Warrant Price shall be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described in Section 6.1, shall be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

4.4            Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than a change under subsection 4.1.1 or 4.1.2 or Section 4.2 or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented by such Warrants, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event.

If any reclassification or reorganization also results in a change in Ordinary Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.5            Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of Ordinary Shares issuable upon exercise of a Warrant, the Company shall give written notice of such adjustment to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Ordinary Shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Section 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect in such notice, shall not affect the legality or validity of such event.

4.6            No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional Ordinary Shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.

4.7            Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of Ordinary Shares as is stated in the Warrants initially issued pursuant to this Agreement. The Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance of such Warrant, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8            Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. Notwithstanding the foregoing, the Warrants shall not be adjusted pursuant to this Section 4.8 as a result of any issuance of securities in connection with a Business Combination. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

4.9            No Adjustment. Notwithstanding anything to the contrary in this Agreement, no adjustment shall be made to the terms of the Warrants solely as a result of an adjustment to the conversion ratio of the Company’s Class B ordinary shares (the “Class B Ordinary Shares”) into Ordinary Shares or the conversion of the Class B Ordinary Shares into Ordinary Shares, in each case, pursuant to the Charter.

5.             Transfer and Exchange of Warrants.

5.1            Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of a certificated Warrant, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2            Procedure for Surrender of Warrants. Subject to the terms set forth below, Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and upon such surrender the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants. Notwithstanding the foregoing, except as otherwise provided in this Agreement or in any Book-Entry Warrant Certificate or Definitive Warrant Certificate, each Book-Entry Warrant Certificate and Definitive Warrant Certificate may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository. If a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants and the Working Capital Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange of such Warrant until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3            Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant, except as part of the Units.

5.4            Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5            Warrant Execution and Countersignature. The Warrant Agent is authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6            Transfer of Warrants. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this Section 5.6 shall have no effect on any transfer of Warrants on and after the Detachment Date.

6.             Redemption.

6.1            Redemption of Public Warrants. Not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.01 per Warrant. The Company may elect such a redemption only if (a) the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4), and (b) there is an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating to such registration statement, available throughout the measurement period (as defined below) and 30-day Redemption Period (as defined in Section 6.2).

6.2            Date Fixed for, and Notice of, Redemption; Redemption Price; Reference Value. If the Company elects to redeem the Warrants pursuant to Section 6.1, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date (such period, the “30-day Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner provided in this Agreement shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, (a) “Redemption Price” shall mean the price per Warrant at which any Warrants are redeemed pursuant to Section 6.1 and (b) “Reference Value” shall mean the closing price of the Ordinary Shares for any 20 trading days within the 30 trading-day period ending on the third trading day prior to the date on which notice of the redemption is given (the “measurement period”).

6.3            Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” pursuant to Section 3.3.1(b) of this Agreement, if applicable) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 of this Agreement and prior to the Redemption Date. If the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1(b) of this Agreement, the notice of redemption shall contain instructions on how to calculate the number of Ordinary Shares to be received upon exercise of the Warrants.

On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4            Exclusion of Private Placement Warrants, Working Capital Warrants and Post-IPO Warrants. The Company agrees that the redemption rights provided in Section 6.1 of this Agreement shall not apply to the Private Placement Warrants, Working Capital Warrants or Post-IPO Warrants (if such Post-IPO Warrants provide that they are non-redeemable by the Company).

7.             Other Provisions Relating to Rights of Holders of Warrants.

7.1            No Rights as Shareholder. A Warrant does not entitle the Registered Holder of such Warrant to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the general meeting or the appointment of directors of the Company or any other matter.

7.2            Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender of such Warrant), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3            Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4            Registration of Ordinary Shares; Cashless Exercise at Company’s Option.

7.4.1            Registration of the Ordinary Shares. The Company agrees that as soon as practicable, but in no event later than 15 Business Days after the closing of its initial Business Combination, it shall use its commercially reasonable efforts to file with the Commission a post-effective amendment to the registration statement relating to the Offering or a new registration statement on Form S-1, Form S-3, Form F-1 or Form F-3, as applicable, for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective within 60 Business Days after the closing of its Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating to such registration statement, until the expiration or redemption of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” pursuant to subsection 3.3.1, by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value,” as defined in this subsection 7.4.1 by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the average last reported sale price of the Ordinary Shares for the 10 trading day period ending on the third trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the Ordinary Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2            Cashless Exercise at Company’s Option. If the Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in subsection 7.4.1 and (i) if the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (ii) if the Company does not so file or maintain such registration statement, the Company agrees to use its commercially reasonable efforts to register or qualify for sale the Ordinary Shares issuable upon exercise of the Public Warrants under the blue sky laws of the state of residence of the exercising Public Warrant holder to the extent an exemption is not available.

8.             Concerning the Warrant Agent and Other Matters.

8.1            Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such Ordinary Shares.

8.2            Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1            Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 60 days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent under this Agreement, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent under this Agreement; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2            Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice of such appointment to the predecessor Warrant Agent and the Transfer Agent for the Ordinary Shares not later than the effective date of any such appointment.

8.2.3            Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3            Fees and Expenses of Warrant Agent.

8.3.1            Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties under this Agreement.

8.3.2            Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4            Liability of Warrant Agent.

8.4.1            Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect of such matter is specifically required by this Agreement) may be deemed to be conclusively proved and established by a statement signed by a Chairman or Co-Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, Chief Operating Officer, the Executive Vice President, the General Counsel, the Secretary or other executive officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2            Indemnity. The Warrant Agent shall be liable under this Agreement only for its own or its shareholders, directors, officers and employees, gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s, or its shareholders, directors, officers and employees, gross negligence, willful misconduct, fraud or bad faith.

8.4.3            Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature of such Warrant). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 of this Agreement or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Ordinary Shares shall, when issued, be valid and fully paid and non-assessable.

8.5            Acceptance of Agency. The Warrant Agent accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions set forth in this Agreement and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Ordinary Shares through the exercise of the Warrants.

8.6            Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement by and between the Company and Continental Stock Transfer & Trust Company as trustee) and agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9.             Miscellaneous Provisions.

9.1            Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2            Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Ares Acquisition Corporation III
c/o Ares Management LLC
245 Park Avenue, 44th Floor
New York, NY 10167
Attention:       General Counsel
Email:              [***]

with a copy to:

Kirkland & Ellis LLP
2049 Century Park East, 37th Floor
Los Angeles, CA 90067
Attention:      Monica J. Shilling, P.C.

Philippa Bond, P.C.

Van Whiting

Email:              [***]

[***]

[***]

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:       Christian Nagler, P.C.

Aaron Z. Simons

Email:              [***]

[***]

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention:       Compliance Department

in each case, with a copy to:

J.P. Morgan Securities LLC

270 Park Avenue

New York, NY 10017

Attention: Equity Syndicate Desk

and

Jefferies LLC

520 Madison Avenue

New York, NY 10022

Attention: General Counsel

9.3            Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

The Company agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Agreement. If any action, the subject matter of which is within the scope of the forum provisions of this Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

9.4            Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation or other entity other than the parties to this Agreement and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement of this Agreement. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns and of the Registered Holders of the Warrants.

9.5            Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6            Counterparts: Electronic Signatures. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.

9.7            Effect of Headings. The Section headings of this Agreement are for convenience only and are not part of this Agreement and shall not affect the interpretation of this Agreement.

9.8            Amendments. This Agreement may be amended by the parties to this Agreement without the consent of any Registered Holder for the purpose of: (i) curing any ambiguity or correcting any mistake, or curing, correcting or supplementing any defective provision contained in this Agreement, including to conform the provisions of this Agreement to the description of the terms of the Warrants and this Agreement set forth in the Prospectus; or (ii) adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period shall require the vote or written consent of the Registered Holders of at least a majority of the number of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants, Working Capital Warrants or Post-IPO Warrants or any provision of this Agreement with respect to the Private Placement Warrants, Working Capital Warrants or Post-IPO Warrants, at least a majority of the number of then outstanding Private Placement Warrants, Working Capital Warrants or Post-IPO Warrants. Notwithstanding the foregoing, (a) the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2 of this Agreement, respectively, without the consent of the Registered Holders; and (b) the Company may permit or require the exercise of any Warrants on a “cashless basis” without the consent of the Registered Holders.

9.9            Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term or provision of this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties to this Agreement intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first above written.

ARES ACQUISITION CORPORATION III

By:	/s/ Anton Feingold

Name:	Anton Feingold
Title:	Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Henry Ferrel

Name:	Henry Ferrel
Title:	Vice President

[Signature Page to Warrant Agreement]

EXHIBIT A

LEGEND

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE AGREEMENTS BY AND AMONG ARES ACQUISITION CORPORATION III (THE “COMPANY”), ARES ACQUISITION HOLDINGS III LP AND THE OTHER SIGNATORIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED HEREBY AND ORDINARY SHARES OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

EXHIBIT B

[Form of Warrant Certificate]

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR IN THE WARRANT AGREEMENT DESCRIBED BELOW

ARES ACQUISITION CORPORATION III
Incorporated Under the Laws of the Cayman Islands

CUSIP [•]

Warrant Certificate

This Warrant Certificate certifies that , or registered assigns, is the registered holder of warrants evidenced by this Warrant Certificate (the “Warrants” and each, a “Warrant”) to purchase Class A Ordinary Shares, $0.0001 par value per share (the “Ordinary Shares”), of Ares Acquisition Corporation III, a Cayman Islands exempted company (the “Company”). Each Warrant entitles the holder, upon exercise during the Exercise Period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Ordinary Shares as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in US dollars, by bank wire or certified check (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth in this Warrant Certificate and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined in this Warrant Certificate have the meanings given to such terms in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company will, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Warrant Price per Ordinary Share for any Warrant is equal to $11.50 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is made to the further provisions of this Warrant Certificate set forth on the reverse, which have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

ARES ACQUISITION CORPORATION III

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Ordinary Shares. The Warrants are issued or to be issued pursuant to a Warrant Agreement dated as of , 2026 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is incorporated by reference in, and made a part of, this Warrant Certificate, and is referred to for a description of the rights, limitation of rights, obligations, duties and immunities under the Warrant Agreement of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder upon written request to the Company. Defined terms used in this Warrant Certificate but not defined in this Warrant Certificate have the meanings given to such terms in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth on this Warrant Certificate properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. If, on any exercise of Warrants evidenced by this Warrant Certificate, the number of Warrants exercised shall be less than the total number of Warrants evidenced by this Warrant Certificate, there shall be issued to the holder of this Warrant Certificate or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised and the Company shall not be obligated to issue Ordinary Shares upon exercise of a Warrant unless at the time of exercise: (i) a post-effective amendment to the registration statement for the Offering or a new a registration statement on Form S-1, Form S-3, Form F-1 or Form F-3, as applicable, following a Business Combination, covering the issuance of the Ordinary Shares to be issued upon exercise is effective under the Securities Act of 1933, as amended; (ii) a prospectus under such registration statement relating to the Ordinary Shares is current; and (iii) the issuance of such Ordinary Shares have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon the exercise of the Warrants set forth on the face of this Warrant Certificate may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder of such Warrant would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder of such Warrant Certificate in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection with such transfer.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) of this Warrant Certificate as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing on this Warrant Certificate made by anyone) for the purpose of any exercise of this Warrant Certificate, of any distribution to the holder(s) of this Warrant Certificate, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder of such Warrant Certificate to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Ordinary Shares and tenders payment for such Ordinary Shares to the order of Ares Acquisition Corporation III (the “Company”) in the amount of $ in accordance with the terms of this Warrant Certificate. The undersigned requests that a certificate for such Ordinary Shares be registered in the name of , whose address is , and that such Ordinary Shares be delivered to      , whose address is . If the number of shares for which the Warrants are being exercised is less than all of the Ordinary Shares purchasable under this Warrant Certificate, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of , whose address is , and that such Warrant Certificate be delivered to , whose address is .

If the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant Section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder of this Warrant Certificate shall complete the following: The undersigned irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of shares is less than all of the Ordinary Shares purchasable under this Warrant Certificate (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of , whose address is , and that such Warrant Certificate be delivered to , whose address is .

[Signature Page Follows]

Date:

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE)).